Exhibit 10.2

THIRD AMENDMENT TO LOAN AGREEMENT AND

SECOND AMENDMENT TO SECURITY AGREEMENT

THIS THIRD AMENDMENT TO LOAN AGREEMENT AND SECOND AMENDMENT TO SECURITY AGREEMENT (this “Amendment”) is made and entered into this 5th day of March, 2019, by and between APPLIED OPTOELECTRONICS, INC., a Delaware corporation (hereinafter referred to as “Borrower”) with its chief executive office and principal place of business at 13139 Jess Pirtle Blvd., Sugar Land, Texas 77478, and BRANCH BANKING AND TRUST COMPANY, a North Carolina corporation (hereinafter referred to as “Bank”) with an office at 333 Clay Street, Suite 3800, Houston, Texas 77002.

Recitals:

Bank and Borrower are parties to a certain Loan Agreement dated September 28, 2017 (as at any time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), pursuant to which Bank has made loans and other financial accommodations to Borrower.

Bank and Borrower are also parties to that certain Security Agreement dated September 28, 2017 (as at any time amended, restated, supplemented or otherwise modified, the “Security Agreement”), pursuant to which Borrower granted a security interest in certain of its personal property in favor of Bank to secure Borrower’s obligations under the Loan Agreement, the Security Agreement, and the Note (as defined in the Security Agreement).

Borrower has informed Bank that, on or about March 5, 2019, Borrower intends to issue on an unsecured basis certain convertible senior notes due 2024 in an aggregate principal amount not to exceed $80,500,000 (collectively, the “Senior Notes”), pursuant to an indenture dated of even date therewith between Borrower and Wells Fargo Bank, National Association, as trustee for the holders of the Senior Notes (the “Senior Notes Indenture”), the proceeds of which will be used in part to repay the CapEx Loan and Term Loan in full and terminate the commitments thereunder.

In connection with the issuance of the Senior Notes, Borrower has requested that Bank amend the Loan Agreement and the Security Agreement in certain respects, and Bank is willing to do so on the terms and subject to the conditions of this Amendment.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Definitions.  Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the respective meanings ascribed to such terms in the Loan Agreement.

2.                                      Consent to Senior Notes and Senior Notes Indenture.  Bank hereby acknowledges and agrees and, to the extent necessary by the terms of the Loan Documents, consents to Borrower’s issuance of the Senior Notes and execution of the Senior Notes Indenture.

3.                                      Amendments to Loan Agreement.  The Loan Agreement is hereby amended as follows:

(a)                                 By deleting the reference to “$60,000,000” contained in the paragraph entitled “Line of Credit” on page 1 of the Loan Agreement, and by substituting in lieu thereof a reference to “$25,000,000.”

(b)                                 By deleting the last sentence of the paragraph entitled “Line of Credit” on page 1 of the Loan Agreement, and by substituting in lieu thereof the following:

Unused Line Fee: Borrower shall pay the Bank, quarterly in arrears on the last day of each calendar quarter, an unused fee on the Line of Credit equal to 0.20% per annum on the average daily unused amount of the Line of Credit for such calendar quarter calculated on the basis of a year of 360 days for the actual number of days elapsed.

(c)                                  By deleting the paragraph that begins with the phrase “Term Loan” on page 1 of the Loan Agreement and all language thereafter that precedes the phrase “Yield Protection” on page 2 of the Loan Agreement.

(d)                                 By deleting the entire paragraph on page 2 of the Loan Agreement that begins with “Additional terms, conditions and covenants of this Agreement”, and by substituting in lieu thereof the following new paragraph:

Additional terms, conditions and covenants of this Agreement are described in Schedule DD, Schedule EE, or any other schedule attached hereto, the terms of which are incorporated herein by reference.  The Line Note is collectively referred to herein as the “Note” or the “Note(s)” and shall include all extensions, renewals, modifications and substitutions thereof.  Bank may, at its sole discretion, effect payment of any sums past due under the Note(s) and any fees or reimbursable expenses due by debiting Borrower’s operating or other deposit account maintained with Bank.

(e)                                  By adding the following new Sections 3.15 and 3.16 to the Loan Agreement immediately following Section 3.14:

3.15  Future Subsidiaries.  Contemporaneously with any domestic subsidiary of Borrower becoming a borrower or guarantor with respect to the Senior Notes Obligations or the Senior Notes Documents, cause such domestic subsidiary to provide an unsecured guaranty of all Obligations pursuant to documentation in form and substance satisfactory to Bank.

3.16  Senior Notes Notices.  Furnish to Bank, (a) promptly (but in any event within three (3) business days) following Borrower’s discovery or knowledge thereof, (i) notice of the existence of any default or event of default under the Senior Notes Documents and (ii) copies of notices of (x) any default or event of default, (y) the occurrence of any event that would result in the repurchase or redemption of any of the Senior Notes and (z) the exercise of any rights or remedies with respect to any of the Senior Notes, and (b) on or before the twentieth (20th) day of each fiscal quarter, notice of the conversion of any of the Senior Notes during the immediately preceding fiscal quarter, in each case sent to or received from the Senior Notes Trustee or holders of any of the Senior Notes.

(f)                                   By deleting the sentence beginning “The Borrower covenants and agrees” contained in Section 5 of the Loan Agreement in its entirety, and by substituting in lieu thereof the following:

The Borrower covenants and agrees that, commencing on any date on which Availability is less than the Covenant Threshold Amount until payment in full of the Loan(s) and the performance of all obligations under the Loan Documents, it shall at all times maintain the following financial covenants and ratios all in accordance with GAAP unless otherwise specified (provided, that during any Availability Period, Availability may be less than the Covenant Threshold Amount without triggering the requirement that the Borrower comply with such financial covenants and ratios, so long as Availability meets or exceeds the Covenant Threshold Amount at all times other than an Availability Period):

(g)                                  By deleting Section 6.07 of the Loan Agreement in its entirety, and by substituting in lieu thereof the following:

6.07.  Acquisition of Capital Stock or Other Ownership Interests.  Purchase or redeem, retire, or otherwise acquire any of Borrower’s capital stock or other ownership interests, now or hereafter outstanding, unless such purchase, redemption, retirement or other acquisition (a) constitutes a Permitted Specified Transaction or (b) constitutes a conversion of the Senior Notes pursuant to the terms of the Senior Notes Indenture.

(h)                                 By adding the following new Section 6.15 to the Loan Agreement immediately following Section 6.14:

6.15.  Senior Notes.  Amend or otherwise modify the Senior Notes Documents in any way that would alter (other than to extend) the maturity date or any redemption date, conversion date or repurchase date with respect to any of the Senior Notes Obligations.

(i)                                     By deleting Sections 8.07, 8.10, 8.17, 8.18, 8.19 and 8.21 of the Loan Agreement in their respective entireties, and by substituting in lieu thereof the following:

8.07.  Should a custodian be appointed for or take possession of any or all of the assets of Borrower or any Obligor; should Borrower or any Obligor either voluntarily or involuntarily become subject to any insolvency proceeding, including becoming a debtor under the United States Bankruptcy Code, any proceeding to dissolve Borrower or any Obligor, any proceeding to have a receiver appointed for any Collateral of Borrower or any Obligor, or should Borrower or any Obligor make an assignment for the benefit of creditors; should there be an attachment, execution, levy or other judicial seizure of all or any portion of Borrower’s or any Obligor’s assets, including an action or proceeding to seize any Collateral or any funds on deposit with the Bank, and any such action or seizure described above in this Section 8.07 in connection with any involuntary insolvency proceeding is not discharged within sixty (60) days; or should Borrower or any Obligor admit the inability to pay its debts in the ordinary course of business.

8.10.  Should any lien or security interest of the Bank in the Collateral terminate, fail for any reason to have the priority agreed to by Bank on the date granted, or become unenforceable, unperfected or invalid for any reason, should the Collateral fail to be insured as required herein, or should the fair market or appraised value of the Collateral decline below the value anticipated or required in connection with the Loan(s).

8.17.  [Reserved.]

8.18.  [Reserved.]

8.19.  [Reserved.]

8.21.  Should foreclosure or forfeiture proceedings be commenced, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any of the Collateral (including any garnishment of any of Borrower’s accounts, including deposit accounts), with Bank and such proceeding is not terminated within thirty (30) days.

(j)                                    By adding the following new Section 8.26 to the Loan Agreement immediately following Section 8.25:

8.26.  Should an event of default occur under Section 7.01(A)(i) or 7.01(A)(ii) of the Senior Notes Indenture and continue beyond the expiration of any applicable cure period under the Senior Notes Indenture or any other event of default occurs and is continuing under the Senior Notes Indenture which results in an acceleration (or declaration of acceleration) of the Senior Notes.

(k)                                 By deleting the sentence beginning “For the avoidance of doubt” at the end of Section 9 of the Loan Agreement immediately following Section 9.05, and by substituting in lieu thereof the following:

For the avoidance of doubt, in no event shall any notice be required or given for any Event of Default arising from: any representation, financial statement, report, certificate or other document furnished prior or pursuant to this Agreement or any other Loan Document which proves to be false or misleading in any material respect when made; should Borrower voluntarily become a debtor under the Bankruptcy Code, become subject to any insolvency proceeding, make an assignment for the benefit of creditors or become subject to any attachment, execution, or judicial seizure of its assets (including any funds on deposit with Bank); any indictment of Borrower or any manager, executive officer or general partner thereof for any felony offense; any failure to repay any Note at maturity; any commencement of the process of liquidation or dissolution; any proceeding commenced against Borrower seeking the forfeiture of all or any part of the Collateral securing any Note or other assets as a result of any criminal activity; or a bulk sale transfer of any personal property Collateral without the prior consent of Bank.

(l)                                     By adding the following new definitions of “Availability Period” “Covenant Threshold Amount”, “Senior Notes”, “Senior Notes Documents”, “Senior Notes Indenture”, “Senior Notes Obligations”, “Senior Notes Trustee” and “Third Amendment Date” to Section 10.01 of the Loan Agreement in proper alphabetical order:

“Availability Period” shall mean the period consisting of the last seven (7) business days of each fiscal quarter and the first seven (7) business days of the immediately following fiscal quarter.

“Covenant Threshold Amount” shall mean, on any date of determination, forty percent (40%) of Availability on such date.

“Senior Notes” shall mean, collectively, the 5.00% Convertible Senior Notes due 2024 issued on the Third Amendment Date pursuant to the Senior Notes Indenture and any additional notes issued thereunder from time to time.

“Senior Notes Documents” shall mean, collectively, the Senior Notes, the Senior Notes Indenture and all other documents, agreements and instruments executed or delivered in connection therewith.

“Senior Notes Indenture” shall mean that certain Indenture dated as of the Third Amendment Date, by and between the Senior Notes Trustee and Borrower relating to the Senior Notes.

“Senior Notes Obligations” shall mean all obligations of Borrower arising under the Senior Notes Documents.

“Senior Notes Trustee” shall mean Wells Fargo Bank, National Association, in its capacity as trustee for the holders of the Senior Notes.

“Third Amendment Date” shall mean March 5, 2019.

(m)                             By deleting the definitions of “Approved Equipment”, “Assignment of Leases and Rents”, “CapEx Loan Conditions”, “Deed of Trust”, “Equipment Purchase Price” and “Mortgaged Property” contained in Section 10.01 of the Loan Agreement in their respective entireties.

(n)                                 By deleting the reference to “$60,000,000” in the definition of “Availability” contained in Section 10.01 of the Loan Agreement, and by substituting in lieu thereof a reference to “$25,000,000.”

(o)                                 By deleting the definitions of “Collateral” and “Loan Documents” contained in Section 10.01 of the Loan Agreement in their respective entireties, and by substituting in lieu thereof the following new definitions, respectively:

“Collateral” shall mean all personal property and assets granted under the Loan Documents as collateral security for the Loan(s), whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, assignment, pledge, crop pledge, chattel mortgage, chattel trust, factor’s lien, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

“Loan Documents” shall mean this Agreement including any Schedule attached hereto, the Note(s), the Security Agreement(s), all UCC Financing Statements, the Trademark Security Agreement, the Patent Security Agreement, each Hedge Agreement, if any, and all other documents, certificates, and instruments executed in connection therewith, and all renewals, extensions, modifications, substitutions, and restatements thereof and therefor.

(p)                                 By deleting Section 10.29 of the Loan Agreement in its entirety.

(q)                                 By deleting the word “Equipment” contained in clause (i) of Section DD.01 of Schedule DD to the Loan Agreement.

(r)                                    By deleting the phrase “the inspection of Equipment,” contained in clause (t) of Section DD.01 of Schedule DD to the Loan Agreement.

(s)                                   By deleting clause (xx) contained in Section DD.01 of Schedule DD to the Loan Agreement in its entirety.

(t)                                    By deleting the description of Quarterly/Monthly Loan Base Reports consisting of Required Information contained in clause (a) of Section DD.06 of Schedule DD to the Loan Agreement, and by substituting in lieu thereof the following:

Daily	Weekly	Quarterly	Annually	Month-End
		☐		☒

Quarterly/Monthly Loan Base Reports. Monthly Loan Base Reports, prepared as of the end of each reporting period, provided, that Bank may require additional Loan Base Reports at any time, as determined in its sole discretion. Except as set forth below, Loan Base Reports are required for all loans covered by this Agreement no later than 20 days following each reporting period end. Additionally, all other required reports indicated below will also be due on the twentieth (20th) day of each reporting period.

(u)                                 By deleting the sentence beginning “Borrower shall forward to Bank” set forth in clause (a) of Section DD.06 of Schedule DD to the Loan Agreement, and by substituting in lieu thereof the following new sentence:

Borrower shall forward to Bank any of these reports at such other times as Bank may require them, upon notice to Borrower, and/or any other reports deemed necessary by Bank in its discretion to monitor the Collateral.

(v)                                 By deleting the reference to “Accounts, Inventory, Equipment and Other Collateral”  contained in clause (b) of Section DD.06 of Schedule DD to the Loan Agreement, and by substituting in lieu thereof a reference to “Accounts, Inventory and Other Collateral.”

(w)                               By deleting clause (c) of Section DD.07 of Schedule DD to the Loan Agreement, and by substituting in lieu thereof the following new clause (c):

(c)                                  Borrower shall pay to Bank the actual cost of any appraisal of Inventory and/or Other Collateral performed by an independent appraiser as required by Bank together with any fee assessed by Bank for the review thereof, but not to exceed $1,150.00 per day in cost for each examiner.

4.                                      Amendments to Security Agreement.  The Security Agreement is hereby amended as follows:

(a)                                 By deleting clause (ii) following the phrase “This Security Agreement is entered into in connection with (check applicable items):” in the introductory section on page 1 of the Security Agreement in its entirety, and by substituting in lieu thereof the following:

☒  (ii) a Promissory Note dated September 28, 2017 (including, without limitation, all addenda, extensions, renewals, modifications and substitutions thereof, the

“Note”), made by Debtor (the “Borrower”) in favor of Secured Party, in the principal amount of $25,000,000;

(b)                                 By deleting clauses (iii) and (viii) of Section 1.1 of the Security Agreement, and by substituting in lieu thereof the following new clauses (iii) and (viii):

☐  (iii) Equipment, including all Accessions thereto, and all manufacturers’ warranties, parts and tools therefore.

☐  (viii) Goods, including all Fixtures and timber to be cut, located or situated on the real property specifically described as follows: N/A.

(c)                                  By deleting Annex A to the Security Agreement in its entirety.

5.                                      Ratification and Reaffirmation.  Borrower hereby ratifies and reaffirms the indebtedness under the Loan Agreement and the other Loan Documents, each of the Loan Documents, and all of Borrower’s covenants, duties, indebtedness and liabilities under the Loan Documents.

6.                                      Acknowledgments and Stipulations.  Borrower acknowledges and stipulates that each of the Loan Documents executed by Borrower creates legal, valid and binding obligations of Borrower that are enforceable against Borrower in accordance with the terms thereof; all of the indebtedness under the Loan Agreement, the Notes and the other Loan Documents is owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby knowingly and voluntarily waived by Borrower); the security interests and liens granted by Borrower in favor of Bank are duly perfected, first priority security interests and liens; and at the beginning of business on March 5, 2019, the unpaid principal amount of the Line of Credit totaled $0.00.

7.                                      Representations and Warranties.  Borrower represents and warrants to Bank, to induce Bank to enter into this Amendment, that no Event of Default or event which, with the passage of time or giving of notice, would become an Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of Borrower and this Amendment has been duly executed and delivered by Borrower; and all of the representations and warranties made by Borrower in the Loan Agreement are true and correct on and as of the date hereof.

8.                                      Reference to Loan Agreement.  Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment.  Upon the effectiveness of this Amendment, each reference in the Security Agreement to “this Security Agreement”, “hereunder”, or words of like import shall mean and be a reference to the Security Agreement, as amended by this Amendment.

9.                                      Breach of Amendment.  This Amendment shall be part of the Loan Agreement and the Security Agreement, and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

10.                               Conditions Precedent.  The amendments contained in Sections 3 and 4 hereof shall be effective as of the date of this Amendment, subject to Bank’s receipt of each of the following on or before the date of this Amendment, in form and substance satisfactory to Bank, together with all originals of the same to the extent requested by Bank in its sole discretion:

(a)                                 a counterpart of this Amendment, duly executed by Borrower;

(b)                                 a Note Modification Agreement (together with addendum thereto), duly executed by Borrower, and substantially in the form attached hereto as Exhibit A, with respect to the Line Note;

(c)                                  resolutions of Borrower authorizing Borrower to enter into this Amendment and the other documents executed in connection herewith, certified by an authorized officer of Borrower;

(d)                                 the amendment fee referenced in Section 11 hereof;

(e)                                  a Certificate Regarding Senior Notes Documents, duly executed by Borrower, and attaching copies of all Senior Notes Documents; and

(f)                                   all other approvals, opinions or documents as Bank may reasonably request.

11.                               Amendment Fee; Expenses of Bank.  In consideration of Bank’s willingness to enter into this Amendment as set forth herein, Borrower agrees to pay to Bank an amendment fee in the amount of $1,000 in immediately available funds on the date hereof.  Additionally, Borrower agrees to pay, on demand, all costs and expenses incurred by Bank in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Bank’s legal counsel and any taxes, filing fees and other expenses associated with or incurred in connection with the execution, delivery or filing of any instrument or agreement referred to herein or contemplated hereby.

12.                               Release of Claims.  To induce Bank to enter into this Amendment, Borrower hereby RELEASES, ACQUITS AND FOREVER DISCHARGES Bank, and all officers, directors, agents, employees, successors and assigns of Bank, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that Borrower now has or ever had against Bank arising under or in connection with any of the Loan Documents or otherwise.  Borrower represents and warrants to Bank that Borrower has not transferred or assigned to any Person any claim that Borrower ever had or claimed to have against Bank.

13.                               Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Texas.

14.                               No Novation, etc.  Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement, the Security Agreement or any of the other Loan Documents, each of which shall remain in full force and effect.  This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement and the Security Agreement as herein modified shall continue in full force and effect.

15.                               Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

16.                               Further Assurances.  Borrower agrees to take such further actions as Bank shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

17.                               Miscellaneous.  This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any manually executed signature page to this Amendment delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto. This Amendment expresses the entire understanding of the parties with respect to the subject matter hereof and may not be amended except in a writing signed by the parties.

18.                               Waiver of Jury Trial.  To the fullest extent permitted by applicable law, each party hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

[Remainder of page intentionally left blank;

signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first written above.

WITNESS:	APPLIED OPTOELECTRONICS, INC.
(“Borrower”)

	By:	/s/ Stefan Murry
Stefan Murry, Chief Financial Officer

	By:	/s/ David Kuo
David Kuo, Vice President, General Counsel and
Secretary

WITNESS:	BRANCH BANKING AND TRUST COMPANY
(“Bank”)

	By:	/s/ Brannon E. Fitch
Brannon E. Fitch, Senior Vice President